Exhibit 1

PRESS RELEASE

Serious Internet Security Vulnerabilities Drive Cyren’s Global Growth

Company harnesses growing worldwide network of channel partners to gain significant business in North America, APAC and Europe

MCLEAN, Va. – December 19, 2016 – Cyren (NASDAQ: CYRN), an internet Security as a Service provider, continues to see global growth in its cloud-delivered web security, email security and sandboxing services as businesses bolster their defenses against sophisticated cyber threats such as phishing, ransomware, whaling, viruses and zero-day attacks .

"Data breaches are at an all-time high, with approximately 90 percent of organizations suffering a security breach in the past year," said Lior Kohavi, CTO at Cyren. "Businesses are woefully under-protected from cyber threats today, and it’s clear that existing appliance-based internet security infrastructure is failing to provide adequate protection."

According to an analysis of over 10,000 online security tests run by visitors to Cyren’s website in the past 10 weeks, 98 percent of those tested were vulnerable to at least one internet-borne cyber threat. Fifty four percent of those visitors who found vulnerabilities failed five out of the six core security tests, including common and zipped viruses, viruses delivered over SSL, botnets and phishing. Cyren's innovative new website-based tools, such as its Web Security Diagnostic, are expected to make substantial contributions to lead generation.

Cyren Internet Security Showing Product Traction and Channel Growth

In the past three months, Cyren signed over 40 new enterprise customers, including four large deals for Threat Intelligence Services worth more than $1 million each (one in North America, two in Europe, and one in Asia). Traction with distribution partners also continues to grow, as the company recently signed new large-scale partnership agreements that greatly expand Cyren’s presence in Europe and Asia. Cyren broadened its distribution agreement with Jiransoft to include China, Japan, South Korea and Taiwan. The company signed Cloud Distribution as a distributor in the UK/Ireland market in November, and has already acquired new customers through that relationship. In addition, the company expects to sign six to 10 additional resellers in the UK in early 2017.

"We are seeing tremendous interest in our SaaS web security and email security services as businesses with legacy appliance-based security solutions struggle to protect their employees and customers," said Mickey DiPietro, vice president of Americas sales at Cyren. "In addition to improved security, companies are also looking to reduce the complexity of existing security deployments by moving to the cloud and consolidating multiple point security products into a single integrated solution. We are currently in a unique position to provide these combined services from a single cloud platform."

About Cyren

Cyren (NASDAQ and TASE: CYRN) protects more than 600 million users against cyber attacks and data breaches through its cloud-based web security, email security, DNS security and cloud sandboxing solutions. Relied upon by many of the world’s largest technology companies such as Dell, Google, McAfee and Microsoft, Cyren offers enterprise-focused security-as-a-service solutions as well as embedded solutions for software and security providers. Cyren’s global cloud security platform processes more than 17 billion daily transactions and uses innovative zero-day protection technology to proactively block over 130 million threats each day. Learn more at www.cyren.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements, including projections about the company's business, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For example, statements in the future tense, and statements including words such as "expect," "plan," "estimate," "anticipate," or "believe" are forward-looking statements. These statements are based on information available at the time of the press release and the company assumes no obligation to update any of them. The statements in this press release are not guarantees of future performance and actual results could differ materially from current expectations as a result of numerous factors, including business conditions and growth or deterioration in the internet security market, technological developments, products offered by competitors, availability of qualified staff, and technological difficulties and resource constraints encountered in developing new products, as well as those risks described in the company's Annual Reports on Form 20-F and reports on Form 6-K, which are available through www.sec.gov.

Blog: blog.cyren.com

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LinkedIn: www.linkedin.com/company/cyren

Twitter: twitter.com/cyreninc

Cyren Company Contact
Mike Myshrall, CFO

703.760.3320
mike.myshrall@cyren.com

Cyren Media Contact
Matthew Zintel
Zintel Public Relations
281.444.1590
matthew.zintel@zintelpr.com